Exhibit 99

Florida East Coast Industries Reports
Strong Fourth Quarter and Full-Year 2005 Results

- Record Results for Railway and Flagler Rental Properties -
- 2006 Financial Outlook Reflects Continued Strong Market Conditions -

      ST. AUGUSTINE, Fla., Feb. 14 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) (FECI) today announced results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter and Full-Year Railway Results

*

Fourth quarter 2005 Florida East Coast Railway (Railway) segment’s revenues increased 12% to $62.5 million and operating profit increased 3.5% to $16.3 million compared to the 2004 fourth quarter. Railway results were driven by continued strong demand and improved pricing, partially offset by the disruption of operations due to Hurricane Wilma.

*	2005 full-year Railway segment’s revenues and operating profit increased 18% and 35%, respectively. The Railway’s 2005 operating ratio was a record 73.2% compared to 76.4% in 2004.
*	2006 Railway segment full-year outlook is for 6% to 10% growth in revenues and a 10% to 15% increase in operating profit over 2005.

Fourth Quarter and Full-Year Realty Operations’ Results

*

Fourth quarter 2005 Flagler Development Company’s (Flagler) rental and services’ revenues increased 27% to $23.0 million compared to the 2004 fourth quarter, as a result of new buildings delivered in 2004 and 2005, 2005 building acquisitions and improvements in “same store” revenues.

*

Fourth quarter 2005 rental properties’ operating profit increased to $6.7 million from $6.2 million in the 2004 comparable period.  Rental properties’ operating profit before depreciation and amortization expense(1) increased 23% to $14.5 million from $11.8 million in the fourth quarter 2004.

*

2005 full-year Flagler’s rental and services’ revenues, rental properties operating profit and rental properties operating profit before depreciation and amortization(1) increased 26%, 28% and 25%, respectively.

*	2006 full-year outlook for Flagler’s rental and services’ revenues is for growth of 6% to 12% and a 4% to 9% increase in rental properties’ operating profit before depreciation and amortization.(1)

(1)	A reconciliation to the most comparable GAAP measures is provided in the table “RECONCILIATION OF NON-GAAP TO GAAP MEASURES.”

Realty Sales

*

Fourth quarter revenues from realty sales were $23.4 million compared to $84.8 million in the prior year quarter.  Revenues from realty sales were $33.6 million for the twelve months ended December 31, 2005. Realty sales under contract at December 31, 2005 totaled $23.8 million.

Corporate

* On January 6, 2006, the Company announced that it would acquire Codina Group and related interests for total consideration of $270 million.

     Adolfo Henriques, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated, “Both the Railway and Flagler continued to deliver strong results during the fourth quarter and full-year.  Both businesses were negatively impacted in the fourth quarter from hurricanes, but managed to deliver record results.  Despite the impact of Hurricane Wilma, Railway revenues increased 12% in the quarter against a very strong period last year when the Florida economy was rebounding from the three hurricanes it suffered in September 2004.  While operating costs have increased as a result of higher fuel prices, to date we have been able to offset these increased expenses through the management of fuel surcharges and by advanced purchases of fuel.  The full-year operating ratio for the Railway improved over 3 percentage points to 73.2%, a new record for the Railway, reflecting our continued focus on the management of expenses.   The Railway’s full-year revenues and operating profit grew by 18% and 35%, respectively, with volume and revenue increases in practically every commodity, and we expect the Railway to deliver strong results in 2006.”

     Mr. Henriques continued, “Flagler delivered a strong fourth quarter financial performance, with rental revenues and rental properties’ operating profit before depreciation and amortization increasing 27% and 23% in the quarter, respectively, reflecting the strong Florida office and industrial real estate markets.  ‘Same store’ occupancy remained very strong, at 95%, which we consider functionally full.  Flagler delivered these results during a time when the southern region of Florida experienced extensive damage from Hurricane Wilma, and several of the buildings in Flagler Station sustained damage.”

     Consolidated Results

     For the fourth quarter 2005, FECI reported consolidated revenues of $109.8 million, compared to $159.5 million for the fourth quarter 2004. Revenues for the fourth quarter 2005 included realty sales of $23.4 million, compared to $84.8 million in the fourth quarter 2004.  Consolidated fourth quarter 2005 net income was $20.2 million, or $0.61 per diluted share, (which includes $10.9 million of after-tax profit from land sales), compared to $53.4 million, or $1.65 per diluted share, (which includes $45.8 million of after-tax profit from land sales), for the prior year quarter.

     For the full-year 2005, FECI reported consolidated revenues of $362.3 million, compared to $378.2 million for 2004. Revenues included realty sales of $33.6 million for 2005, compared to $104.8 million for 2004. FECI reported full-year 2005 net income of $49.4 million, or $1.52 per diluted share (which includes $16.0 million of after-tax profit from land sales), compared to $80.6 million, or $2.29 per diluted share (which includes $56.9 million of after-tax profit from land sales), in the prior year.

Railway Fourth Quarter Results

*

Railway segment’s revenues in the fourth quarter 2005 increased 12.0% to $62.5 million from $55.8 million in the prior year period, reflecting improved pricing and robust customer demand.  Included in the fourth quarter 2005 revenues was $4.9 million of fuel surcharges, compared to $1.5 million in 2004.

*

Total carload revenues grew 8.1%, primarily due to increases in aggregate, vehicles, and lumber revenues, reflecting a combination of strong construction demand, new business from existing customers and improved pricing, which was partially offset by the hurricane impact.

*

Intermodal revenues (which include drayage) increased 12.1% compared to the prior year period, marking its tenth consecutive quarter of growth. Intermodal revenues reflected the contribution from new customers, improved pricing and increasing business from the parcel/LTL, retail and international segments, which was partially offset by the hurricane impact.

*

Railway segment’s operating profit increased 3.5% to $16.3 million in the fourth quarter 2005 versus $15.7 million in the fourth quarter of 2004.  The fourth quarter 2005 operating profit improvement was primarily due to revenue growth, which was partially offset by higher expenses incurred for Hurricane Wilma. Increased fuel expense of $2.3 million in the fourth quarter 2005 was offset by higher fuel surcharges and the Railway’s forward purchasing program.  This past September, FECR restructured its fuel surcharge policy to more accurately match increasing fuel prices to the surcharge passed on to its customers.

Realty Fourth Quarter Results

Rental Portfolio Results

*

Flagler’s rental and services’ revenues increased 27.2% to $23.0 million for the fourth quarter 2005 versus $18.1 million in the fourth quarter of 2004.  The increased revenues resulted from newly acquired properties ($1.8 million), buildings delivered in 2004 ($0.7 million) and buildings delivered in 2005 ($1.6 million), “same store” properties ($0.6 million) and other revenue ($0.2 million).  Included in these results is an increase in hurricane-related recoveries from tenants of $0.3 million in the fourth quarter 2005.

*

Rental properties’ operating profit was $6.7 million for the fourth quarter 2005 versus $6.2 million in the prior year period.  Rental properties’ operating profit before depreciation and amortization expense for the quarter increased 23.3% to $14.5 million, compared to $11.8 million in the fourth quarter 2004 due to buildings delivered in 2005 ($1.4 million), newly acquired properties ($1.0 million), buildings delivered in 2004 ($0.6 million), and a decrease in “same store” properties ($0.3 million).  Included in these results are $1.0 million of hurricane-related expenses that were incurred in the fourth quarter 2005.

*

Flagler’s overall occupancy rate reflected robust market conditions and remained at 95% in the fourth quarter, compared to 95% in fourth quarter 2004 and sustained the level achieved in the third quarter 2005.

* “Same store” occupancy rate remained effectively at full capacity, at 95% in the 2005 fourth quarter, compared to 95% in the 2004 fourth quarter.

Development, Leasing and Sales Activity

*

At quarter end, Flagler had 6 projects in the lease-up and construction stages, totaling 793,000 square feet (674,000 square feet in the lease-up stage and 119,000 square feet in the construction stage), of which 41% has been leased and 8 projects totaling 1,133,000 square feet are in pre-development.

* On November 9, the Company announced the closing on the sale of 117 undeveloped acres (Bartram Park) located in Jacksonville, Florida for $22 million.
*

Property under sale contracts at December 31, 2005 totaled $23.8 million and other property either listed for sale or the sale contract is pending totaled $21.7 million.  The Company expects full-year 2006 realty sales of $25 to $35 million.

Subsequent Events

*

During January, KB Homes executed a lease for a minimum of 50,000 square feet in SouthPark 1200, a recently completed 136,000-square-foot Class A office building located at SouthPark Center in Orlando.  With the signing of this lease, Flagler has leased 37% of the building.

*

During January, Best Warehouse, LLC executed a 46,500-square-foot lease in building 25, a 160,000-square-foot warehouse building recently completed at Flagler Station.  With the signing of this lease, Flagler has leased 29% of the building.

*

During February, Flagler announced the leasing of 77,400 square feet, representing the balance of available space at Lakeside Two, a 112,000- square-foot Class A office building recently completed at Flagler Center, and the commencement of construction of Lakeside One, an 112,000-square-foot office building also located at Flagler Center. Lakeside One is expected to be completed and available for occupancy in the first quarter of 2007.

*

During January, Flagler sold an additional 20 upland acres located at Flagler Center to Citicorp Credit Services for $4.1 million.  In addition, the Railway sold 30 acres at the Miller Tract, in St. Augustine for $4.5 million.

Capitalization

*

The Company’s cash balance on December 31, 2005 was $76.0 million (which includes $23.1 million held as deposits to be used in 1031 exchanges). Debt on December 31, 2005 was $338.0 million, composed of non-recourse, fixed-rate real estate mortgages.

*

On November 17, 2005, the Company declared a quarterly cash dividend of $0.06 per share reflecting the financial performance of its Railway and its ability to generate more cash than needed for its operations and anticipated growth.

* During the fourth quarter 2005, the Company made capital investments of approximately $23 million, including $12 million at the Railway, $9 million at Flagler and $2 million at FECI corporate.

     2006 Outlook

     The Company’s expectations for full-year 2006 operating results assume strength in the national and Florida economies. The Company’s 2006 outlook for the Railway and Flagler excludes any impact to be recorded in 2006 related to Hurricane Wilma. For 2006, the Company expects Railway segment revenues to range between $252 and $262 million, an increase of 6% to 10% over 2005. Railway segment operating profit is expected to range between $70 and $73 million, an increase of 10% to 15% over 2005. Capital expenditures for the Railway, before the purchase of any strategic land parcels, are expected to range from $48 to $53 million.  Included in estimated 2006 capital expenditures are the purchase of four new locomotives to support the growth in the business, and construction of an additional 11 miles of siding from Indian River to Frontenac to maintain the fluidity of the Railway to support increased freight volumes.  These two initiatives represent an investment of approximately $14 million.

     The Company expects Flagler’s 2006 rental and services’ revenues to range between $92 and $97 million, an increase of 6% to 12% over 2005. Flagler’s rental properties’ operating profit before depreciation and amortization expense is expected to range between $58 and $61 million in 2006, or 4% to 9% over 2005. Operating profit from operating properties’ rents is expected to range between $26 and $29 million. Capital investment at Flagler for 2006 is expected to be between $80 and $90 million.  Flagler’s 2006 outlook does not include any contribution or expense from the pending acquisition of Codina Group and related properties, as well as the cost of the acquisition.

Pending Acquisition of Codina Group and Related Properties

*

On January 6, 2006, FECI announced the signing of an agreement to acquire privately held Codina Group and related property interests. Codina Group is the largest industrial developer in South Florida and one of Florida’s largest exclusive third-party real estate service providers.

*

The acquisition will solidify the Company’s position as a premier real estate company in one of the most dynamic markets in the U.S. and will significantly increase FECI’s landbank in South Florida, where there is a shrinking supply of available land.

     Mr. Henriques added, “In January we announced the acquisition of Codina Group and related property interests.  This strategic transaction combines the strengths, capabilities, assets and resources of two of the most successful real estate businesses in Florida.  The combined businesses will be led by Armando Codina, one of the most successful developers in the State.  We are confident that this acquisition provides a strong platform for long-term growth.  We are expecting to close the acquisition during the first quarter of 2006.”

     Mr. Henriques concluded, “As Florida’s population continues to grow and the market expands, we anticipate continued demand for railroad transportation services and office and industrial space.  Through our investments to increase capacity at the Railway and the recently announced acquisition of Codina Group, FECI is positioning itself to capitalize on Florida’s strong market dynamics.”

     About Florida East Coast Industries, Inc.

     Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, leases and manages 8.1 million square feet of commercial and industrial space, as well as an additional 119,000 square feet under construction, and owns approximately 643 acres of entitled land and approximately 2,540 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Lauderdale and Miami. For more information, visit the Company’s Web site at http://www.feci.com .

     Florida East Coast Industries, Inc. will hold a conference call to discuss fourth quarter 2005 results this morning, Tuesday, February 14, 2006, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  This call will be webcast live by CCBN and can be accessed at the Company’s Web site, http://www.feci.com , with an archived version of the webcast available approximately two hours after completion of the call.  The dial-in numbers for the call are (888) 820-8951 or (210) 234-0004, and entering access code 40774. A replay of the call will be available approximately two hours after completion of the call through Tuesday, March 14, 2006 by dialing (866) 395-7261 or (203) 369-0490.

     This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may,” and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the ability of each party to the announced transaction to satisfy the closing conditions in the agreement, expected completion dates, completion of existing and future projects, statements regarding accessibility, visibility, expansion opportunities, changes in the general and local real estate market or in general economic conditions, including an economic slowdown or recession; industry competition; availability of buyers to obtain financing and changes in interest rates and capital markets; changes in insurance markets; discretionary government decisions affecting the use of land, ability to obtain certain permits, zoning, and entitlements and delays resulting from; weather conditions and other natural occurrences that may affect construction or cause damage to assets; liability for environmental remediation and changes in environmental laws and regulations; the ability to complete agreements and meet requirements, terms and conditions for closing transactions; the ability of complete transactions within specified time frame; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; costs and availability of land and construction materials; and other risks inherent in the real estate and other business of the Company. Further information on these and other risk factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this release, which speaks only as of its date.

FLORIDA EAST COAST INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31		Year Ended December 31

	2005	2004	2005	2004

Operating revenues:
Railway operations	62,534	55,842	237,870	200,762
Realty rental and services	23,509	18,709	90,495	72,520
Flagler CAM recoveries associated with hurricanes	343	93	343	93
Total realty rental and services	23,852	18,802	90,838	72,613
Realty sales	23,377	84,824	33,638	104,812
Total revenues	109,763	159,468	362,346	378,187
Operating expenses:
Railway operations	44,573	40,471	172,152	151,356
Hurricane costs	2,303	602	2,606	3,041
Hurricane recoveries	(617)	(961)	(617)	(961)
Total railway operations	46,259	40,112	174,141	153,436
Realty rental and services	19,471	16,058	74,025	63,358
Hurricane costs	1,014	156	1,243	288
Total realty rental and services	20,485	16,214	75,268	63,646
Realty sales	6,139	9,778	8,286	15,793
Corporate general & administrative	3,283	3,432	22,388	15,080
Total expenses	76,166	69,536	280,083	247,955
Operating profit	33,597	89,932	82,263	130,232
Interest income	542	305	1,659	1,124
Interest expense	(5,284)	(4,738)	(20,105)	(16,671)
Other income	2,923	2,209	14,555	13,023
	(1,819)	(2,224)	(3,891)	(2,524)
Income before income taxes	31,778	87,708	78,372	127,708
Provision for income taxes	(11,612)	(34,405)	(29,006)	(49,806)
Income from continuing operations	20,166	53,303	49,366	77,902
Discontinued Operations
Income from operation of discontinued operations (net of taxes)	—	2	—	106
Gain on disposition of discontinued operations (net of taxes)	—	133	—	2,590
Income from discontinued operations	—	135	—	2,696
Net income	20,166	53,438	49,366	80,598
Earnings Per Share
Income from continuing operations - basic	$0.62	$1.68	$1.53	$2.25
Income from continuing operations - diluted	$0.61	$1.65	$1.52	$2.21
Income from operation of discontinued operations - basic and diluted	$0.00	$0.00	$0.00	$0.00
Gain on disposition of discontinued operations - basic and diluted	$0.00	$0.00	$0.00	$0.08
Net income - basic	$0.62	$1.68	$1.53	$2.33
Net income - diluted	$0.61	$1.65	$1.52	$2.29
Average shares
outstanding - basic	32,611,165	31,715,798	32,280,614	34,529,869
Average shares
outstanding - diluted	32,797,695	32,370,945	32,583,528	35,216,957

     (Prior year’s results have been reclassified to conform to current year’s presentation.)

INFORMATION BY INDUSTRY SEGMENT
(dollars in thousands)
(unaudited)

	Three Months Ended Dec. 31		Year Ended Dec. 31

	2005	2004	2005	2004

Operating Revenues
Railway operations	62,534	55,842	237,870	200,762
Realty:
Flagler realty rental and services	22,676	18,002	87,007	69,492
Flagler CAM recoveries associated with hurricanes	343	93	343	93
Total Flagler realty rental	23,019	18,095	87,350	69,585
Flagler realty sales	22,040	81,966	24,820	99,677
Other rental	833	707	3,488	3,028
Other sales	1,337	2,858	8,818	5,135
Total realty	47,229	103,626	124,476	177,425
Total revenues	109,763	159,468	362,346	378,187
Operating Expenses
Railway operations	44,573	40,471	172,152	151,356
Hurricane costs	2,303	602	2,606	3,041
Hurricane recoveries (net)	(617)	(961)	(617)	(961)
Total railway operations	46,259	40,112	174,141	153,436
Realty:
Flagler realty rental and services	18,993	15,552	72,132	60,471
Hurricane costs	959	109	959	109
Total Flagler realty rental	19,952	15,661	73,091	60,580
Flagler realty sales	6,139	8,856	7,022	14,871
Other rental	478	506	1,893	2,887
Hurricane costs	55	47	284	179
Total other realty rental	533	553	2,177	3,066
Other sales	—	922	1,264	922
Total realty	26,624	25,992	83,554	79,439
Corporate general & administrative	3,283	3,432	22,388	15,080
Total expenses	76,166	69,536	280,083	247,955
Operating Profit (Loss)
Railway operations	16,275	15,730	63,729	47,326
Realty	20,605	77,634	40,922	97,986
Corporate general & administrative	(3,283)	(3,432)	(22,388)	(15,080)
Operating profit	33,597	89,932	82,263	130,232
Interest income	542	305	1,659	1,124
Interest expense	(5,284)	(4,738)	(20,105)	(16,671)
Other income	2,923	2,209	14,555	13,023
	(1,819)	(2,224)	(3,891)	(2,524)
Income before income taxes	31,778	87,708	78,372	127,708
Provision for income taxes	(11,612)	(34,405)	(29,006)	(49,806)
Income from continuing operations	20,166	53,303	49,366	77,902
Discontinued Operations
Income from operation of discontinued operations (net of taxes)	—	2	—	106
Gain on disposition of discontinued operations (net of taxes)	—	133	—	2,590
Net Income	20,166	53,438	49,366	80,598

     (Prior year’s results have been reclassified to conform to current year’s presentation.)

FLORIDA EAST COAST INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	December 31 2005	December 31 2004

Assets
Cash and cash equivalents	75,990	126,166
Other current assets	61,834	54,804
Properties, less accumulated depreciation	955,395	853,458
Other assets and deferred charges	44,525	28,765
Total assets	1,137,744	1,063,193
Liabilities and Shareholders' Equity
Short-term debt	5,198	4,789
Other current liabilities	62,934	64,732
Deferred income taxes	186,346	178,831
Long-term debt	332,760	338,065
Accrued casualty and other liabilities	11,449	11,850
Shareholders' equity	539,057	464,926
Total liabilities and shareholders' equity	1,137,744	1,063,193

FLORIDA EAST COAST INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Year Ended December 31

	2005	2004

Cash Flows from Operating Activities
Net income	49,366	80,598
Adjustments to reconcile net income to cash generated by operating activities	52,725	12,431
Changes in operating assets and liabilities	(17,197)	(20,774)
Net cash generated by operating activities	84,894	72,255
Cash Flows from Investing Activities
Purchase of properties	(174,752)	(111,551)
Proceeds from disposition of assets	35,202	121,537
Net cash (used in) provided by investing activities	(139,550)	9,986
Cash Flows from Financing Activities
Receipt from issuance of mortgage debt	—	105,000
Payment of mortgage debt	(4,896)	(3,289)
Payment of dividends	(7,518)	(6,498)
Stock repurchase program payments	(2,289)	(191,126)
Other	19,183	14,781
Net cash provided by (used in) financing activities	4,480	(81,132)
Net (Decrease) Increase in Cash and Cash Equivalents	(50,176)	1,109
Cash and Cash Equivalents at Beginning of Year	126,166	125,057
Cash and Cash Equivalents at End of Year	75,990	126,166

RAILWAY OPERATING RESULTS
(dollars in thousands)
(unaudited)

	Three Months Ended Dec. 31		Year Ended Dec. 31

	2005	2004	2005	2004

Operating revenues	62,534	55,842	237,870	200,762
Operating expenses	46,259	40,112	174,141	153,436
Operating profit	16,275	15,730	63,729	47,326
Operating ratio	74.0%	71.8%	73.2%	76.4%
Railway segment's operating profit before depreciation	21,808	20,907	85,549	67,493
Total FECR Legal entity EBITDA	26,691	25,289	110,206	86,210

RAILWAY TRAFFIC
Three Months Ended December 31
(dollars and units in thousands)
(unaudited)

Commodity	2005 Units	2004 Units	Percent Variance	2005 Revenues	2004 Revenues	Percent Variance

Rail Carloads
Crushed stone (aggregate)	32.5	33.3	(2.4)	16,694	16,003	4.3
Construction materials	1.7	1.7	0.0	1,308	1,219	7.3
Vehicles	6.6	6.1	8.2	5,425	4,862	11.6
Foodstuffs & kindred	3.4	3.5	(2.9)	3,092	2,940	5.2
Chemicals & distillants	0.8	0.9	(11.1)	1,053	1,074	(2.0)
Paper & lumber	2.0	1.6	25.0	2,199	1,861	18.2
Other	3.7	3.8	(2.6)	2,769	2,147	29.0
Total carload	50.7	50.9	(0.4)	32,540	30,106	8.1
Intermodal	78.1	80.7	(3.2)	27,742	24,740	12.1
Total freight units/revenues	128.8	131.6	(2.1)	60,282	54,846	9.9
Ancillary revenue	—	—	—	2,252	996	126.1
Railway segment revenue	—	—	—	62,534	55,842	12.0

RAILWAY TRAFFIC
Years Ended December 31
(dollars and units in thousands)
(unaudited)

Commodity	2005 Units	2004 Units	Percent Variance	2005 Revenues	2004 Revenues	Percent Variance

Rail Carloads
Crushed stone (aggregate )	140.3	127.2	10.3	69,897	60,271	16.0
Construction materials	7.2	5.7	26.3	5,333	3,827	39.4
Vehicles	23.5	22.2	5.9	19,025	17,577	8.2
Foodstuffs & kindred	13.7	12.5	9.6	11,972	9,922	20.7
Chemicals & distillants	3.5	3.7	(5.4)	4,489	4,367	2.8
Paper & lumber	7.4	5.6	32.1	8,092	6,162	31.3
Other	15.0	14.1	6.4	10,486	8,592	22.0
Total carload	210.6	191.0	10.3	129,294	110,718	16.8
Intermodal	309.3	283.3	9.2	103,008	86,379	19.3
Total freight units/revenues	519.9	474.3	9.6	232,302	197,097	17.9
Ancillary revenue	—	—	—	5,568	3,665	51.9
Railway segment revenue	—	—	—	237,870	200,762	18.5

REALTY SEGMENT REVENUES
(unaudited)

(dollars in thousands)	Three Months Ended Dec. 31 2005	Three Months Ended Dec. 31 2004

Rental revenues - Flagler	18,487	15,803
Service fee revenues	200	22
Rental income - straight-line rent adjustments	1,418	903
Operating expense recoveries	2,391	954
Operating expense recoveries - hurricane related	343	93
Rental revenues - undeveloped land	140	117
Other rental revenues	40	203
Total rental and services revenue - Flagler properties	23,019	18,095
Rental revenues - other realty operations	833	707
Total rental revenues	23,852	18,802
Building and land sales - Flagler	22,040	81,966
Building and land sales - other realty operations	1,337	2,858
Total building and land sales revenues	23,377	84,824
Total realty segment revenues	47,229	103,626

          (Prior year's results have been reclassified to conform to current year's presentation.)

REALTY SEGMENT EXPENSES
(unaudited)

(dollars in thousands)	Three Months Ended Dec. 31 2005	Three Months Ended Dec. 31 2004

Real estate taxes - developed	2,169	1,872
Repairs & maintenance - recoverable	665	622
Recoverable expenses - hurricane related	742	109
Services, utilities, management costs	4,296	3,319
Total expenses subject to recovery - Flagler properties	7,872	5,922
Real estate taxes - Flagler undeveloped land	679	785
Repairs & maintenance - non-recoverable	264	497
Non-recoverable expenses - hurricane related	217	—
Depreciation & amortization	8,794	6,492
SG&A - non-recoverable - Flagler	2,126	1,965
Total - non-recoverable expenses - Flagler properties	12,080	9,739
Total rental expenses - Flagler properties	19,952	15,661
Real estate taxes - other undeveloped land	117	136
Depreciation & amortization - other	37	10
Non-recoverable expenses - hurricane related	55	47
SG&A - non-recoverable - other	324	360
Total rental expenses - other realty operations	533	553
Total rental expenses	20,485	16,214
Realty sales expenses - Flagler properties	6,139	8,856
Realty sales expenses - other realty operations	—	922
Total realty sales expenses	6,139	9,778
Total operating expenses	26,624	25,992

          (Prior year's results have been reclassified to conform to current year's presentation.)

FLAGLER REAL ESTATE STATISTICS
CONTINUING OPERATIONS ONLY
(unaudited)

	Three Months Ended December 31

	2005	2004

Property types
Office (sq. ft. in 000's)	3,112	2,527
Industrial (sq. ft. in 000's)	4,237	4,037
Retail (sq. ft. in 000's)	43	43
100%-owned properties *
Rentable square feet (in 000's)	7,392	6,607
Occupied square feet (in 000's)	7,033	6,264
Number of buildings owned	64	60
Ending occupancy rate	95%	95%
Same store statistics
Same store square footage (000's)	6,358	6,358
Same store occupancy (sq ft. in 000's)	6,043	6,031
Same store buildings	58	58
Same store revenues (000's)	$18,069	$17,416
Ending same store occupancy rate	95%	95%
Properties in pipeline
Number of projects	14	9
Lease-up (sq. ft. in 000's)	674	—
In construction (sq. ft. in 000's)	119	804
Predevelopment (sq. ft. in 000's)	1,133	517
Total	1,926	1,321
Entitlements pipeline**
Acres	643	740
Total square feet (000's)	10,060	12,083
Office (sq. ft. in 000's)	7,282	7,113
Industrial (sq. ft. in 000's)	2,186	4,450
Commercial (sq. ft. in 000's)	592	520
Multi-family (in units)	500	—
Hotel Rooms	380	—

*Excludes properties in the lease-up and construction phases.
**Includes land currently on the market or under contract to be sold.

RECONCILIATION OF NON-GAAP TO GAAP MEASURES
(dollars in thousands)
(unaudited)

	Three Months Ended Dec. 31		Years Ended Dec. 31

	2005	2004	2005	2004

Railway segment's operating profit	16,275	15,730	63,729	47,326
Railway segment's depreciation expense	5,533	5,177	21,820	20,167
Railway segment's operating profit before depreciation	21,808	20,907	85,549	67,493
Total FECR legal entity net income	14,205	12,172	57,640	40,563
Depreciation expense - legal entity	5,608	5,225	22,054	20,360
Interest income	(1,101)	(268)	(3,338)	(647)
Income tax expense	7,979	8,160	33,850	25,934
Total FECR legal entity EBITDA	26,691	25,289	110,206	86,210

	Three Months Ended Dec. 31		Years Ended Dec. 31		(in millions) Forecast Full Year

	2005	2004	2005	2004	2006

Rental properties' operating profit	6,748	6,223	27,635	21,618	$26-$29
Rental properties' depreciation and amortization expense	7,764	5,542	28,160	23,152	$32
Rental properties' operating profit before depreciation and amortization expense	14,512	11,765	55,795	44,770	$58-$61

          The Company reports certain non-GAAP measures for the Company’s railway business and a portion of its real estate business. The Company believes these measures to be performance measures that investors commonly use to value the relevant businesses and to evaluate their ongoing performance. The Company operates in two distinctly different lines of businesses, railway and realty, which many investors value and evaluate separately, using metrics similar to the non-GAAP financial measures provided by the Company. The Company also uses some of these measures internally as part of its incentive compensation plans for management employees.

          (Prior year’s results have been reclassified to conform to current year’s presentation.)

SOURCE  Florida East Coast Industries, Inc.
           -0-                             02/14/2006
           /CONTACT:  Bradley D. Lehan, Florida East Coast Industries, +1-904-819-2128/
           /Web site:  http://www.feci.com /
            (FLA)